AFFINITY MEDIA INTERNATIONAL CORP.

__________, 2006

[name]
[address]

RE:     Warrants of Affinity Media International Corp. (the “Company”)

To whom it may concern:

This letter will confirm our agreement that, at any time after the consummation of a “business combination”, if the Company’s publicly-traded common stock reaches a volume weighted average trading price of $6.60 per share for each day during any five-day trading period, the Company will issue to you warrants, on mutually agreeable terms, allowing you to purchase up to an aggregate of ____________ shares of the Company’s common stock for $.10 per share. If, at any time after the consummation of a “business combination”, the Company’s publicly-traded units begin trading separately, the Company’s publicly-traded common stock reaches a volume weighted average trading price of $7.20 per share or more for each day during any five-day trading period, the Company will issue to you additional warrants, on mutually agreeable terms, allowing you to purchase up to an aggregate of ____________ shares of the Company’s common stock, for $.10 per share. All warrants granted pursuant to this agreement will be exercisable for a period of 5 years from the date of issuance.

As used herein, the term “business combination” shall have the meaning set for the in the Company’s registration statement on Form S-1, as amended.

Very truly yours,

AFFINITY MEDIA INTERNATIONAL CORP.

Date:	By:
Name: Howard Cohl
Title: President

AGREED TO AND ACCEPTED BY:

Name: